UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2013

CU BANCORP

(Exact name of registrant as specified in its charter)

California	001-35683	90-0779788
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

15821 Ventura Boulevard, Suite 100- Encino, CA	91436
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 257-7700

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 13, 2013, individual Rule 10b5-1 trading plans for the exercise of stock options which will expire in January and May of 2015 were established by each of the following executive officers of CU Bancorp (the “Company”):

David Rainer, Chairman, Chief Executive Officer & President

Anne Williams, Executive Vice President, Chief Operating Officer & Chief Credit Officer

Anita Wolman, Executive Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary

Robert Dennen, Senior Vice President, Chief Accounting Officer & Treasurer

The maximum number of shares that may be sold under all of the plans is 320,764. No holdings of CU Bancorp securities by the executive officers other than the expiring stock options are included in the plans. The trading plans are being established to cover the cost of exercising the stock options and related tax liabilities, as well as to support the personal financial planning strategies of the executives. The shares acquired upon exercise by Messrs. Rainer and Dennen and Ms. Williams will be sold contemporaneously with the exercise. Trading under these 10b5-1 plans will commence no sooner than October 29, 2013 and will end on the earlier of May 16, 2015 or the date on which the shares in the plans are sold, subject to earlier termination and suspension.

The transactions under the plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Other insiders of the Company may establish stock trading plans under Rule 10b5-1 in the future. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 plans of the Company’s officers or directors, nor to report modifications or terminations of such plans.

Rule 10b5-1 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of non-public information. Such plans also allow insiders to diversify their holdings and to minimize the market effect of stock sales by spreading them out over time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CU Bancorp

Dated: September 17, 2013	By:	/s/ Karen Schoenbaum
Karen Schoenbaum
Executive Vice President and Chief Financial Officer